Exhibit 99.1

Praxair Reports Record Second-Quarter Results; Raises Full-Year Guidance

  Diluted EPS of $1.08 up 21% versus prior year
  Sales growth of 23% versus 2007; strong results in all geographies
  Operating cash flow of $389 million; return on capital of 15.4%*
  Increased FY 2008 EPS guidance to $4.20 – $4.30*
  New $1 billion share repurchase program authorized

DANBURY, Conn.--(BUSINESS WIRE)--Praxair, Inc. (NYSE: PX) reported second-quarter net income of $349 million and diluted earnings per share of $1.08, compared to $291 million and 89 cents, respectively, in the prior-year quarter. This represents net income and earnings per share growth of 20% and 21%, respectively, versus the prior-year quarter.

Sales in the second quarter were $2,878 million, up 23% from $2,332 million in the second quarter of 2007. Praxair achieved strong sales growth in every geographic region, led by South America and Asia.

Operating profit was a record $543 million, 24% above $439 million in the prior-year quarter. Higher pricing and cost savings from productivity programs offset inflationary cost increases.

Cash flow from operations was $389 million. Capital expenditures of $380 million largely supported the construction of new on-site supply systems under contract for customers. The company invested $30 million in acquisitions, primarily industrial packaged gas businesses in North America. The debt-to-capital ratio was 43.4% at the end of the quarter. The after-tax return-on-capital ratio was 15.4%, and return on equity was 25.7%*.

Due to strong cash flow generation from operations, the company has completed to date $931 million of stock repurchases under the $1 billion repurchase program authorized in July 2007. The company announced this morning a new $1 billion stock repurchase program which has been authorized by Praxair’s board of directors, based on a positive outlook for continued strong growth in earnings and cash flow generation.

In North America, second-quarter sales reached $1,573 million, 22% above the prior year. Excluding the effect of higher natural gas prices passed through to customers in hydrogen prices, sales growth was 18%, led by higher sales to energy and general manufacturing markets. Operating profit grew 19% to $275 million.

In Europe, sales in the second quarter of $406 million grew 21% from $336 million in the prior-year quarter. Currency effects contributed 16% to sales growth. Underlying sales growth came primarily from growth in merchant and packaged gases volumes in Germany and Italy. Second-quarter operating profit of $99 million rose 25% from the prior-year period.

In South America, second-quarter sales of $514 million grew 31% versus the prior-year quarter due to higher prices and volumes, and favorable currency effects of 16%. Sales growth came primarily from higher sales to metals and manufacturing markets. Operating profit rose 34% to $102 million in the quarter.

Sales in Asia grew 30% to $232 million in the quarter, attributable primarily to strong volume growth from new plant start-ups and higher sales to the electronics, manufacturing and metals markets. Operating profit in the quarter grew 33% to $40 million from the prior-year period.

Praxair Surface Technologies had second-quarter sales of $153 million, 17% above the prior-year quarter. Sales growth was driven by higher sales to aerospace and energy markets. Operating profit of $27 million was 17% above the 2007 quarter.

For the third quarter of 2008, Praxair expects diluted earnings per share in the range of $1.06 to $1.10. This represents earnings growth of 13% to 17% above the third quarter of 2007.

For the full year of 2008, Praxair expects year-over-year sales growth in the range of 16% to 20%. The company expects diluted earnings per share to be in the range of $4.20 to $4.30, excluding the impact of the 3-cent pension settlement charge which occurred in the first quarter of 2008. This represents 16% to 19% growth from 2007*. Full-year capital expenditures are expected to be about $1.5 billion, supporting an increasing number of contracts for on-site production plants globally which will come on-stream over the next several years, generating strong revenue and earnings growth.

Commenting on the results and business outlook, Chairman and Chief Executive Officer Steve Angel said, “We had another strong quarter. Our results reflect strong sales growth in Asia and South America due to the high level of investment by our customers in these developing economies. In North America, we are continuing to see strong demand from the energy sector and steady growth in our base business. We therefore expect that our results will continue to reflect strong year-over-year growth in sales and earnings.

“The new stock repurchase program which we announced today reflects our positive outlook. We expect to fund this repurchase program largely out of operating cash flow, while simultaneously investing in a record number of new on-site projects for our customers.”

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2007 sales of $9.4 billion. The company produces, sells and distributes atmospheric and process gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

*See the attachments for calculations of non-GAAP measures related to 2008 operating profit, net income, and diluted earnings per share adjusted to exclude a $17-million pension-settlement charge in the first quarter, $11 million after-tax, 3 cents EPS. All full year-over-year comparisons, including percentage changes, are based on adjusted amounts for 2008 which exclude the pension-settlement charge. The attachments also include calculations of non-GAAP measures related to after-tax return-on-capital; return on equity; and debt-to-capital ratios.

Attachments: Statements of Income, Balance Sheets, Statements of Cash Flows, Segment Information, Quarterly Financial Summary and Appendix: Non-GAAP Measures

A teleconference on Praxair’s second-quarter results is being held this morning, July 23, at 11:00 a.m. Eastern Time. The number is (617) 597-5395 -- Passcode: 77241552. The call also is available as a web cast at www.praxair.com/investors. Materials to be used in the teleconference are available on www.praxair.com/investors.

This document contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s reasonable expectations and assumptions as of the date the statements are made but involve risks and uncertainties. These risks and uncertainties include, without limitation: the performance of stock markets generally; developments in worldwide and national economies and other international events and circumstances; changes in foreign currencies and in interest rates; the cost and availability of electric power, natural gas and other raw materials; the ability to achieve price increases to offset cost increases; catastrophic events including natural disasters, epidemics and acts of war and terrorism; the ability to attract, hire, and retain qualified personnel; the impact of changes in financial accounting standards; the impact of tax, environmental, home healthcare and other legislation and government regulation in jurisdictions in which the company operates; the cost and outcomes of investigations, litigation and regulatory proceedings; continued timely development and market acceptance of new products and applications; the impact of competitive products and pricing; future financial and operating performance of major customers and industries served; and the effectiveness and speed of integrating new acquisitions into the business. These risks and uncertainties may cause actual future results or circumstances to differ materially from the projections or estimates contained in the forward-looking statements. The company assumes no obligation to update or provide revisions to any forward-looking statement in response to changing circumstances. The above listed risks and uncertainties are further described in Item 1A (Risk Factors) in the company’s latest Annual Report on Form 10-K filed with the SEC which should be reviewed carefully. Please consider the company’s forward-looking statements in light of those risks.

PRAXAIR, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Millions of dollars, except per share data)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2008	2007	2008	2007

SALES (a)	$2,878	$2,332	$5,541	$4,507
Cost of sales	1,748	1,388	3,343	2,670
Selling, general and administrative	341	296	676	582
Depreciation and amortization	216	189	426	371
Research and development	24	24	48	48
Other income (expense) - net (b)	(6)	4	(23)	6
OPERATING PROFIT	543	439	1,025	842
Interest expense - net	52	41	99	79
INCOME BEFORE INCOME TAXES	491	398	926	763
Income taxes	137	103	259	198
	354	295	667	565
Minority interests	(13)	(9)	(28)	(18)
Income from equity investments	8	5	17	9
NET INCOME	$349	$291	$656	$556

PER SHARE DATA

Basic earnings per share	$1.11	$0.91	$2.09	$1.73

Diluted earnings per share	$1.08	$0.89	$2.04	$1.70

Cash dividends	$0.375	$0.30	$0.75	$0.60

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic shares outstanding (000's)	315,312	320,213	314,624	320,488
Diluted shares outstanding (000's)	322,088	326,301	321,245	326,447

(a)	Sales for the 2008 quarter and year-to-date periods increased $56 million and $76 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2007. Sales for the quarter and year-to-date periods increased $160 million and $322 million, respectively, due to currency effects versus 2007.

(b)	Other income (expense) for the 2008 year-to-date period includes a pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share).

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions of dollars)
(UNAUDITED)

	June 30,	December 31,
	2008	2007
ASSETS
Cash and cash equivalents	$27	$17
Accounts receivable - net	1,982	1,723
Inventories	507	474
Prepaid and other current assets	230	194
TOTAL CURRENT ASSETS	2,746	2,408

Property, plant and equipment - net	8,459	7,963
Goodwill	2,072	1,967
Other intangibles - net	144	134
Other long-term assets	1,007	910
TOTAL ASSETS	$14,428	$13,382

LIABILITIES AND EQUITY
Accounts payable	$911	$818
Short-term debt	882	788
Current portion of long-term debt	40	40
Other current liabilities	885	1,004
TOTAL CURRENT LIABILITIES	2,718	2,650

Long-term debt	3,674	3,364
Other long-term liabilities	2,048	1,905
TOTAL LIABILITIES	8,440	7,919

Minority interests	317	321
Shareholders' equity	5,671	5,142
TOTAL LIABILITIES AND EQUITY	$14,428	$13,382

PRAXAIR, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Millions of dollars)
(UNAUDITED)

	Quarter Ended		Year to Date
	June 30,		June 30,
	2008	2007	2008	2007
OPERATIONS
Net income	$349	$291	$656	$556
Depreciation and amortization	216	189	426	371
Accounts receivable	(85)	(90)	(269)	(163)
Inventory	(24)	(21)	(33)	(37)
Payables and accruals	37	89	95	17
Pension contributions	(2)	(3)	(13)	(14)
Other	(102)	26	(94)	49
Net cash provided by operating activities	389	481	768	779

INVESTING
Capital expenditures	(380)	(329)	(724)	(614)
Acquisitions	(30)	(31)	(70)	(327)
Divestitures and asset sales	30	17	46	21
Net cash used for investing activities	(380)	(343)	(748)	(920)

FINANCING
Debt increase (decrease) - net	27	(67)	356	473
Purchases of common stock, net of issuances	49	-	(178)	(186)
Cash dividends	(119)	(96)	(236)	(192)
Excess tax benefit on stock option exercises	39	20	44	34
Minority interest transactions and other	(1)	(1)	-	(4)
Net cash (used for) provided by financing activities	(5)	(144)	(14)	125

Effect of exchange rate changes on cash and
cash equivalents	2	2	4	2

Change in cash and cash equivalents	6	(4)	10	(14)
Cash and cash equivalents, beginning-of-period	21	26	17	36

Cash and cash equivalents, end-of-period	$27	$22	$27	$22

PRAXAIR, INC. AND SUBSIDIARIES
SEGMENT INFORMATION
(Millions of dollars)
(UNAUDITED)

		Quarter Ended		Year to Date
		June 30,		June 30,
		2008	2007	2008	2007
	SALES
	North America (a)	$1,573	$1,293	$3,027	$2,498
	Europe (b)	406	336	796	666
	South America (c)	514	393	980	741
	Asia (d)	232	179	443	346
	Surface Technologies (e)	153	131	295	256
	Total sales	$2,878	$2,332	$5,541	$4,507

	OPERATING PROFIT
	North America (a)	$275	$231	$537	$448
	Europe	99	79	186	151
	South America	102	76	191	142
	Asia	40	30	77	57
	Surface Technologies	27	23	51	44
	Segment operating profit	543	439	1,042	842
	Pension settlement charge	-	-	(17)	-
	Total operating profit	$543	$439	$1,025	$842

(a)	North American 2008 sales for the quarter and year-to-date periods increased $56 million and $76 million, respectively, from the contractual pass-through of hydrogen feedstock costs, with minimal impact on operating profit compared to 2007. Sales for the quarter and year-to-date periods increased $26 million and $62 million, respectively, due to currency effects versus 2007.
(b)	European 2008 sales for the quarter and year-to-date periods increased $54 million and $96 million, respectively, due to currency effects versus 2007.
(c)	South American 2008 sales for the quarter and year-to-date periods increased $64 million and $129 million, respectively, due to currency effects versus 2007.
(d)	Asian 2008 sales for the quarter and year-to-date periods increased $5 million and $15 million, respectively, due to currency effects versus 2007.
(e)	Surface Technologies 2008 sales for the quarter and year-to-date periods increased $11 million and $20 million, respectively, due to currency effects versus 2007.

PRAXAIR, INC. AND SUBSIDIARIES
QUARTERLY FINANCIAL SUMMARY
(Millions of dollars, except per share data)
(UNAUDITED)

	2008		2007
	Q2	Q1	Q4	Q3	Q2	Q1
FROM THE INCOME STATEMENT
Sales	$2,878	$2,663	$2,523	$2,372	$2,332	$2,175
Cost of sales	1,748	1,595	1,493	1,394	1,388	1,282
Selling, general and administrative	341	335	314	294	296	286
Depreciation and amortization	216	210	207	196	189	182
Research and development	24	24	26	24	24	24
Other income (expenses) – net	(6)	(17)	1	(4)	4	2
Operating profit	543	482	484	460	439	403
Interest expense - net	52	47	50	44	41	38
Income taxes	137	122	115	106	103	95
Minority interests	(13)	(15)	(16)	(9)	(9)	(9)
Income from equity investments	8	9	13	4	5	4
Net income	$349	$307	$316	$305	$291	$265

PER SHARE DATA
Diluted earnings per share	$1.08	$0.96	$0.98	$0.94	$0.89	$0.81
Cash dividends per share	$0.375	$0.375	$0.30	$0.30	$0.30	$0.30
Diluted weighted average shares outstanding (000's)	322,088	320,409	323,328	324,920	326,301	326,787

FROM THE BALANCE SHEET
Total debt	$4,596	$4,574	$4,192	$4,003	$3,700	$3,736
Total capital (a)	10,584	10,127	9,655	9,120	8,784	8,433
Debt-to-capital ratio (a)	43.4%	45.2%	43.4%	43.9%	42.1%	44.3%

FROM THE STATEMENT OF CASH FLOWS
Cash flow from operations	$389	$379	$587	$592	$481	$298
Capital expenditures	380	344	402	360	329	285
Acquisitions	30	40	127	22	31	296
Cash dividends	119	117	94	95	96	96

OTHER INFORMATION
Number of employees	27,999	27,948	27,992	27,479	28,035	27,681
After-tax return on capital (ROC) (a)	15.4%	14.8%	15.7%	15.5%	15.3%	14.8%
Return on equity (ROE) (a)	25.7%	24.6%	25.3%	25.1%	25.0%	23.5%

SEGMENT DATA
SALES
North America	$1,573	$1,454	$1,381	$1,306	$1,293	$1,205
Europe	406	390	354	325	336	330
South America	514	466	444	419	393	348
Asia	232	211	210	190	179	167
Surface Technologies	153	142	134	132	131	125
Total sales	$2,878	$2,663	$2,523	$2,372	$2,332	$2,175
OPERATING PROFIT
North America	$275	$262	$255	$244	$231	$217
Europe	99	87	86	78	79	72
South America	102	89	85	84	76	66
Asia	40	37	34	30	30	27
Surface Technologies	27	24	24	24	23	21
Segment operating profit	543	499	484	460	439	403
Pension settlement charge	-	(17)	-	-	-	-
Total operating profit	$543	$482	$484	$460	$439	$403

(a) Non-GAAP measure, see Appendix.

PRAXAIR, INC. AND SUBSIDIARIES
APPENDIX
NON-GAAP MEASURES
(Millions of dollars, except per share data)
(UNAUDITED)

Definitions of the following non-GAAP measures may not be comparable to similar definitions used by other companies. Praxair believes that its (i) debt-to-capital ratio is appropriate for measuring its financial leverage; (ii) after-tax return on invested capital ratio (ROC) is an appropriate measure for judging performance as it reflects the approximate after-tax profit earned as a percentage of investments by all parties in the business (debt, minority interests and shareholders’ equity); (iii) return on equity ratio (ROE) is an appropriate measure for judging performance for shareholders; and (iv) 2008 adjusted operating profit, net income and diluted EPS which are adjusted for the impact of the 2008 Q1 pension settlement charge helps investors understand underlying performance on a comparable basis.

	2008		2007
	Q2	Q1	Q4	Q3	Q2	Q1
Total Capital
Total debt	$4,596	$4,574	$4,192	$4,003	$3,700	$3,736
Minority interests	317	344	321	255	234	230
Shareholders' equity	5,671	5,209	5,142	4,862	4,850	4,467
Total Capital	$10,584	$10,127	$9,655	$9,120	$8,784	$8,433

Debt-to-Capital Ratio	43.4%	45.2%	43.4%	43.9%	42.1%	44.3%

After-Tax Return on Capital (ROC)

Adjusted operating profit (see below)	$543	$499	$484	$460	$439	$403

Less: income taxes	(137)	(122)	(115)	(106)	(103)	(95)
Less: tax benefit on pension
settlement charge*	-	(6)	-	-	-	-
Less: tax benefit on interest expense	(15)	(13)	(13)	(11)	(11)	(10)
Add: income from equity investments	8	9	13	4	5	4
Net operating profit
after-tax (NOPAT)	$399	$367	$369	$347	$330	$302

Beginning capital	$10,127	$9,655	$9,120	$8,784	$8,433	$7,943
Ending capital	$10,584	$10,127	$9,655	$9,120	$8,784	$8,433
Average capital	$10,356	$9,891	$9,388	$8,952	$8,609	$8,188

ROC %	3.9%	3.7%	3.9%	3.9%	3.8%	3.7%

ROC % (annualized)	15.4%	14.8%	15.7%	15.5%	15.3%	14.8%

Return on Equity (ROE)

Adjusted net income (see below)	$349	$318	$316	$305	$291	$265

Beginning shareholders' equity	$5,209	$5,142	$4,862	$4,850	$4,467	$4,554
Ending shareholders' equity	$5,671	$5,209	$5,142	$4,862	$4,850	$4,467
Average shareholders' equity	$5,440	$5,176	$5,002	$4,856	$4,659	$4,511

ROE %	6.4%	6.1%	6.3%	6.3%	6.2%	5.9%

ROE % (annualized)	25.7%	24.6%	25.3%	25.1%	25.0%	23.5%
2008 Adjusted Operating profit, Net income and Diluted EPS

	First Quarter	Full Year 2008 Guidance
	2008	Low End	High End
Reported operating profit	$482
Add: pension settlement charge*	17
Adjusted operating profit	$499

Reported net income	$307
Add: pension settlement charge*	11
Adjusted net income	$318

Diluted weighted average shares	320,409

Reported diluted EPS	$0.96	$4.17	$4.27
Add: pension settlement charge*	0.03	0.03	0.03
Adjusted Diluted EPS	$0.99	$4.20	$4.30

Reported 2007 Diluted EPS		$3.62	$3.62
Percentage change from 2007		16%	19%

*		A pension settlement charge of $17 million ($11 million after-tax or $0.03 per diluted share) was recorded in the 2008 first quarter related to lump sum benefit payments made from the U.S. supplemental pension plan to a number of recently retired senior managers, including Praxair's former chairman and chief executive officer.

CONTACT:
Praxair, Inc.
Media
Susan Szita Gore, 203-837-2311
susan_szita-gore@praxair.com
or
Investors
Elizabeth Hirsch, 203-837-2354
liz_hirsch@praxair.com